Exhibit 21.1

SUBSIDIARIES LIST

Direct and Indirect Subsidiaries
of Prestige Brands Holdings, Inc.

Name	Jurisdiction of Incorporation/Organization

Bonita Bay Holdings, Inc.	Virginia
Dental Concepts LLC	Delaware
Medtech Holdings, Inc.	Delaware
Medtech Products Inc.	Delaware
Pecos Pharmaceutical, Inc.	California
Prestige Acquisition Holdings, LLC	Delaware
Prestige Brands Financial Corporation	Delaware
Prestige Brands Holdings, Inc.	Virginia
Prestige Brands, Inc.	Delaware
Prestige Brands International, Inc.	Virginia
Prestige Brands International, LLC	Delaware
Prestige Brands (UK) Limited	England and Wales
Prestige Household Brands, Inc.	Delaware
Prestige Household Holdings, Inc.	Delaware
Prestige International Holdings, LLC	Delaware
Prestige Personal Care Holdings, Inc.	Delaware
Prestige Personal Care, Inc.	Delaware
Prestige Products Holdings, Inc.	Delaware
The Comet Products Corporation	Delaware
The Cutex Company	Delaware
The Denorex Company	Delaware
The Spic and Span Company	Delaware
Vetco, Inc.	New York
Wartner USA B.V.	Netherlands